================================================================================
SEC 1745 (6-00) Potential persons who are to respond to the collection in information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
================================================================================

                                                 -------------------------------
                                                         OMB approval
                United States                    -------------------------------
     Securities and Exchange Commission          OMB Number: 3235-0145
           Washington, D.C. 20549                -------------------------------
                                                 Expires:  October 31, 2002
                                                 -------------------------------
                                                 Estimated average burden hours
                                                 per response . . . 14.9
                                                 -------------------------------


                                  ScheduLe 13G

                    Under the Securities Exchange Act of 1934
                         (Amendment No. ___1_________)*


                              Transmeta Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    89376R109

-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                        1 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1........Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Institutional Venture Partners VI, L.P.

-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    7,569,704.............................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    none................................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    7,569,704........................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    none...........................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    7,569,704.................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   5.6% .................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   PN..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                            2 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1........Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Institutional Venture Management VI, L.P.

-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    8,216,698.............................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    none................................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    8,216,698........................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    none...........................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    8,216,698.................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   6.1% .................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   PN..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                            3 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1........Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Institutional Venture Partners VII, L.P.

-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    1,293,332.............................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    none................................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    1,293,332........................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    none...........................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    1,293,332.................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   1.0% .................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   PN..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                            4 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1........Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Institutional Venture Management VII, L.P.

-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    1,319,998.............................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    none................................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    1,319,998........................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    none...........................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    1,319,998.................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   1.0% .................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   PN..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                            5 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1........Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Institutional Venture Partners VIII, L.P.

-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    1,950,000.............................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    none................................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    1,950,000........................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    none...........................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    1,950,000.................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   1.4% .................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   PN..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                            6 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1........Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

IVM Investment Fund VIII, LLC

-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    21,000................................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    none................................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    21,000...........................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    none...........................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    21,000....................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   0.0% .................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   OO..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                            7 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1........Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

IVM Investment Fund VIII-A, LLC

-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    9,000.................................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    none................................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    9,000............................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    none...........................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    9,000.....................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   0.0% .................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   OO..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                            8 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1........Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Institutional Venture Management VIII, LLC

-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    1,980,000.............................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    none................................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    1,980,000........................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    none...........................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    1,980,000.................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   1.5% .................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   OO..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                            9 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1........Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

IVP Founders Fund I, L.P.

-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    483,106...............................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    none................................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    483,106..........................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    none...........................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    483,106...................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   0.4%..................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   PN..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                           10 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1........Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Samuel D. Colella.
-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    72,277................................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    11,516,696..........................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    72,277...........................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    11,516,696.....................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    11,588,973................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   8.6% .................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   IN..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                           11 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1........Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Reid W. Dennis....
-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    65,823................................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    11,516,696..........................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    65,823...........................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    11,516,696.....................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    11,582,519................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   8.6% .................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   IN..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                           12 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1........Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

R. Thomas Dyal....
-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    none..................................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    1,980,000...........................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    none.............................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    1,980,000......................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    1,980,000.................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   1.5% .................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   IN..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                           13 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Mary Jane Elmore
-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    54,865................................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    9,536,696...........................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    54,865...........................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    9,536,696......................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    9,591,561.................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   7.1% .................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   IN..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                           14 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Norman A. Fogelsong
-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    93,252................................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    9,536,696...........................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    93,252...........................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    9,536,696......................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    9,629,948.................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   7.2% .................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   IN..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                           15 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1........Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Timothy M. Haley..
-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    3,200.................................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    1,980,000...........................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    3,200............................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    1,980,000......................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    1,983,200.................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   1.5% .................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   IN..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                           16 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1........Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Ruthann Quindlen..
-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    58,943................................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    11,516,696..........................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    58,943...........................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    11,516,696.....................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    11,575,639................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   8.6% .................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   IN..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                           17 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1........Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Rebecca B. Robertson.......
-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    none..................................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    1,980,000...........................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    none.............................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    1,980,000......................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    1,980,000.................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   1.5% .................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   IN..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                           18 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1........Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

L. James Strand...
-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    54,783................................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    11,516,696..........................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    54,783...........................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    11,516,696.....................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    11,571,479................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   8.6% .................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   IN..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                           19 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1........Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

William P. Tai.............
-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    345,000...............................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    3,299,998...........................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    345,000..........................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    3,299,998......................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    3,644,998.................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   2.7% .................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   IN..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                           20 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1........Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

T. Peter Thomas...
-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    76,696................................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    11,516,696..........................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    76,696...........................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    11,516,696.....................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    11,593,392................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   8.6% .................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   IN..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                           21 of 29

CUSIP No.     89376R109..............................

-------------------------------------------------------------------------------------------------------------------

1........Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Geoffrey Y. Yang..
-------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ..................................................................................................

         (b)     X.................................................................................................

-------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only..............................................................................................

-------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California......................................................

-------------------------------------------------------------------------------------------------------------------

                    5.  Sole Voting Power    114,155...............................................................
                    -----------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    11,516,696..........................................................
Reporting Person
With                -----------------------------------------------------------------------------------------------

                    7.  Sole Dispositive Power    114,155..........................................................

                    -----------------------------------------------------------------------------------------------

                    8.  Shared Dispositive Power    11,516,696.....................................................


------------------- -----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    11,630,851................................

-------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).......................

-------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   8.6% .................................................

-------------------------------------------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   IN..........................................................

-------------------------------------------------------------------------------------------------------------------

 ...................................................................................................................


                                                                                                           22 of 29

Item 1.

       (a)        Name of Issuer:   Transmeta Corporation

       (b)        Address of Issuer's Principal Executive Offices:
                        3940 Freedom Circle, Santa Clara, CA  95054
Item 2.

       (a)        Name of Persons Filing:
                        Institutional Venture Partners VI, L.P. ("IVP VI") Institutional Venture Management VI, L.P. ("IVM VI") Institutional Venture Partners VII, L.P. ("IVP VII") Institutional Venture Management VII, L.P. ("IVM VII") Institutional Venture Partners VIII, L.P. ("IVP VIII") IVM Investment Fund VIII, LLC ("IF")
                        IVM Investment Fund VIII-A, LLC ("IFA")
                        Institutional Venture Management VIII, LLC ("IVM VIII") IVP Founders Fund I, L.P. ("FFI")
                        Samuel D. Colella ("SDC")
                        Reid W. Dennis ("RWD")
                        R. Thomas Dyal ("RTD")
                        Mary Jane Elmore ("MJE")
                        Norman A. Fogelsong ("NAF")
                        Timothy M. Haley ("TMH")
                        Ruthann Quindlen ("RAQ")
                        Rebecca B. Robertson ("RBR")
                        L. James Strand ("LJS")
                        William P. Tai ("WPT")
                        T. Peter Thomas ("TPT")
                        Geoffrey Y. Yang ("GYY")

SDC, RWD, MJE, NAF, RAQ, LJS, TPT and GYY are General Partners of IVM VI. IVM VI is the General Partner of IVP VI and FFI. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT and GYY are General Partners of IVM VII. IVM VII is the General Partner of IVP
VII. SDC, RWD, RTD, TMH, RAQ, RBR, LJS, WPT, TPT, & GYY are Managing Directors of IVM VIII. IVM VIII is the General Partner of IVP VIII and the Manager of IF and IFA.

       (b)        Address of Principal Business Office or, if None, Residence:
                        3000 Sand Hill Road
                        Building 2, Suite 290
                        Menlo Park, CA  94025

       (c)        Citizenship:
                        All entities:  California

                                                                        23 of 29

                        All individuals: United States

       (d)   Title of Class of Securities:
                        Common Stock

       (e)   CUSIP Number:     89376R109

Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

Not applicable

Item 4.  Ownership

See Rows 5 through 11 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Under certain circumstances set forth in IVP and IVM's Limited Partnership Agreements, the General Partners and Limited Partners of each of such funds have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer owned by each such fund.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable

Item 8.  Identification and Classification of Members of the Group

Not applicable

Item 9.  Notice of Dissolution of Group

Not applicable


                                                                        24 of 29

Item 10. Certification

[The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):]


By signing below I certify that, to the best of my knowledge and belief, the securities referral to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


[EXHIBITS]

[A:    Joint Filing Statement]

                                                                       25 of 29

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:             February 1, 2002

Institutional Venture Partners VIII, L.P.
By its General Partner, Institutional Venture Management VIII, LLC

IVM INVESTMENT FUND viii, llc
By its Manager, Institutional Venture Management VIII, LLC

IVM INVESTMENT FUND viii-A, llc
By its Manager, Institutional Venture Management VIII, LLC

IVP Founders fund i, L.P.
By its General Partner, Institutional Venture Management VI, L.P.

----------------------------------------------------
T. Peter Thomas, Managing Director & General Partner


-------------------------------
Samuel D. Colella

--------------------------------
Reid W. Dennis

--------------------------------
R. Thomas Dyal

--------------------------------
Timothy M. Haley

--------------------------------
Ruthann Quindlen

--------------------------------
Rebecca B. Robertson

--------------------------------
L. James Strand


                                                                        26 of 29

--------------------------------
William P. Tai

--------------------------------
T. Peter Thomas

--------------------------------
Geoffrey Y. Yang


                                                                        27 of 29

                                    EXHIBIT A

                             JOINT FILING STATEMENT

     Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:             February 1, 2002

Institutional Venture Partners VIII, L.P.
By its General Partner, Institutional Venture Management VIII, LLC

IVM INVESTMENT FUND viii, llc
By its Manager, Institutional Venture Management VIII, LLC

IVM INVESTMENT FUND viii-A, llc
By its Manager, Institutional Venture Management VIII, LLC

IVP Founders fund i, L.P.
By its General Partner, Institutional Venture Management VI, L.P.

----------------------------------------------------
T. Peter Thomas, Managing Director & General Partner


-------------------------------
Samuel D. Colella

--------------------------------
Reid W. Dennis

--------------------------------
R. Thomas Dyal

--------------------------------
Timothy M. Haley

--------------------------------
Ruthann Quindlen

--------------------------------
Rebecca B. Robertson


                                                                        28 of 29

--------------------------------
L. James Strand

--------------------------------
William P. Tai

--------------------------------
T. Peter Thomas

--------------------------------
Geoffrey Y. Yang

                                                                        29 of 29